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                                                                    EXHIBIT 10.2

MORNINGSTAR PROFIT MEASURE (MPM) BONUS PROGRAM

OBJECTIVE
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To focus all Morningstar employees on activities that improve the company's profitability.


PROGRAM YEAR
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January 1, - December 31, of bonus plan year.

ELIGIBILITY
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All regular full- and part-time Morningstar employees that meet the following requirements are eligible to participate in the MPM Bonus Program ("Program"):

     1. must be employed at any time during the Program Year prior to December 1st (i.e. for 2003 MPM Bonus Program you must be employed before Dec. 1,
     2003).

     2. must be employed when payments are made during the first quarter of the following year (i.e. 2003 bonus payouts are made in 2004).

     3. must not be eligible to participate in any other incentive plan or bonus program.

Interns, independent contractors, leased employees, and temporary employees, and commissioned sales employees are not eligible to participate in the Program.



GOALS
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The Program's goal is to reward employees by sharing Morningstar's success for their activities that improve Morningstar's bottom-line, create shareholders' value, and promote long-term thinking.





MEASUREMENTS AND AWARDS CALCULATIONS
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The Program is measured by the Morningstar Profit Measure (MPM). Each Strategic
Business Unit (SBU) has its own targeted MPM and the targeted MPM for the corporate is the total of all SBU MPMs. Each SBU may receive pre-determined pool of bonus by attaining its targeted MPM. Eighty percent (80%) of the bonus may be based on the SBU's own performance and 20% on the company's overall performance.

(See "WHAT IS MPM" for a more complete explanation of how bonus payouts may be calculated.)

When a SBU exceeds its targeted MPM, its portion of the bonus pool may increase. When the SBU's actual MPM is below the target but above the pre-determined floor, then the bonus pool may be reduced. There will be no payout to the SBU if its actual MPM is below the pre-determined floor.

The chart on the next page shows detailed MPM figures including targets and floors for all SBUs and the company.

When there is any payout to each SBU/Corporate pool, eligible employees will be rewarded based on individual contribution. Each SBU Head/Corporate manager will determine, at their discretion, actual payout amount for each of their employees.

OTHER CONDITIONS
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In addition, the following conditions apply to the Program:

Employees who begin employment on or after December 1, of the bonus plan year are not eligible to participate in the year's Program.

Payouts under the Program will be made as soon as administratively possible during the first quarter of the following year, after we have the final data supporting Morningstar's performance.

To receive an award, an employee must be a Morningstar employee at the time of the payout.

401(k) deductions will be taken from any award payout and subject to company match unless employees sign up for the "No 401(k) Deduction List" before bonus payouts.

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PROGRAM ADMINISTRATION
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The Program is not an offer or a contract of employment. It should not be construed to create any contractually enforceable rights between Morningstar and its employees. The Program is merely a statement of Morningstar's intentions, and does not guarantee that any particular amount of compensation will be paid. No payment to a particular employee should be considered an indicator of that employee's work performance. The Program may be amended, modified, discontinued or extended at any time, in the sole discretion of Morningstar's executive management, for any reason, including, but not limited to, a change in business conditions. Any questions about the Program should be directed to a member of Morningstar's Human Resources department.

DEFINITIONS
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Morningstar Profit Measure (MPM)

It is calculated as the budgeted EBIT (earnings before interest and taxes) adjusted for the cost of capital, deferred revenue, and the cost of stock options. See attachment for detail.

Capital Investment

It typically refers to the return investors expect from their investment. For the MPM calculation purpose, it is the expenses that each SBUs or Corporate spends for fixed asset, such as salaries that are associated with certain software and web-development projects, or purchases of computers. We estimated 13% as the cost of capital.

Deferred Revenue

It refers to the revenue typically generated by annual subscriptions or contracts that the company cannot recognized till the subscriptions, products or contracts are fulfilled or delivered.

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WHAT IS MPM

THE MORNINGSTAR PROFIT MEASURE

Profitability is a common, simple way to think about the health of a business. In our case, we look at earnings or ACCOUNTING PROFITS as one measure of how our business is doing. We calculate earnings in accordance with GAAP (Generally Accepted Accounting Principles), as all companies are required to do.

Accounting profits are an adequate measure of our business results. However, GAAP does not allow us to consider three important aspects of our business:

     -    the cost of the capital a business uses

     -    the capital benefit from deferred revenue

     -    the cost of stock options

To account for these items, we have created a new measure of financial results for Morningstar called Morningstar Profit Measure (MPM). This measure of ECONOMIC PROFIT begins with GAAP earnings (EBIT--Earnings Before Interest and Taxes) and adjusts for the cost of capital, the capital benefits from deferred revenue, and the cost of stock options, providing us with a more useful measure of our true profitability.

The Morningstar Profit Measure should help guide decisions about our business to most efficiently increase our company value. MPM is also the foundation for our incentive plan as described below.


CAPITAL INVESTMENTS

Using capital (spending money now for something that will deliver a benefit over several years) ties up the company's resources. This is called a capital investment.

A company's shareholders require a certain expected rate of return on all capital investments. If they didn't think they could earn that rate of return on their invested capital, they would simply invest their money where they believed they could earn their required rate of return. That required rate of return is known as the cost of capital. In order for a company to remain viable, it must meet not only its day-to-day expenses (payroll, vendor bills, capital investments, etc.), it must also earn a return to cover the capital invested by its shareholders. In other words, it must provide a satisfactory rate of return to its shareholders. Companies do not explicitly charge for their cost of capital in accounting profits. In order to be certain that capital investments are earning an adequate rate of return, measures of economic profit (such as MPM) are often used instead of accounting profits to gauge performance because they do include a deduction for the cost of capital.

We will "capitalize" or spread marketing expenditures over two years rather than taking the full expense in the year in which it was incurred. The benefit (revenue) derived from marketing often lags the dollars spent. This timing difference has the potential to discourage SBUs from making valuable marketing investments. For example, an SBU might decide not to run a direct mail campaign in December because the expenses would hit current year MPM but the revenues associated with that expense would not come in until the following year. By spreading the costs in the MPM calculation, we can better match the expenditures with the revenues they generate.

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DEFERRED REVENUE

Much of Morningstar's revenue is generated by annual subscriptions and contracts. When a customer pays us for a year of Morningstar.com's Premium Service, we collect the full payment at the beginning and deliver the service over a period of 12 months. GAAP doesn't allow us to recognize the full collected payment as revenue until we have delivered the full year of service. The amount that we can't yet recognize is called "deferred revenue." Rather than tying up capital (as the purchase of a computer does), this type of transaction actually CREATES additional capital for Morningstar to use in funding its business. Economic profits (MPM in our case) account for this capital benefit in addition to costs.

COST OF CAPITAL AND DEFERRED REVENUE ADJUSTMENTS

We have estimated that Morningstar's cost of capital, or required rate of return, is 13%. While it's difficult to establish the "right" number for Morningstar, we believe that this is a close approximation based on a review of similar companies. We measure the capital used by each business and subtract 13% of that total from EBIT. Then, we add back 13% of each SBU's deferred revenue amount.

Knowing that there will now be a specific cost charged for all capital used, business units are encouraged to make more considered decisions about when they make capital expenditures and for what purpose. At the same time, business units should be taking steps that will prudently increase their deferred revenue over time. We want to create a mindset that focuses on maximizing income while minimizing capital employed.

COST OF STOCK OPTIONS ADJUSTMENT

It's important for all employees to recognize that the distribution of stock options is not a "cost-free" benefit. Options do create a tangible cost to the company. Stock options have value because the holder receives the right to buy our company's stock at a fixed price over the next 10 years. For this reason, granting stock options to employees is not free to Morningstar. To encourage SBUs to consider this cost when making stock option grants, we will charge SBUs for all stock options that they grant to their employees during the year using the industry-standard Black-Scholes option valuation method.

MORNINGSTAR PROFIT MEASURE

After making the adjustments to EBIT for our established SBUs, we have a target MPM for each SBU based on the current year budget and a rolled-up company MPM target.

REWARDING FINANCIAL SUCCESS

The Morningstar Profit Measure is the foundation of our bonus plans. The plan rewards employees for both their SBU's performance and for the overall company performance. This bonus plan brings many advantages including:

     - a direct correlation between SBU and company success and the rewards that employees receive

     -    consistency in incentive programs from year to year

     -    a focus on long-term thinking and shareholder value

     - significant upside potential in the bonus payout for exceptional results.

HOW IT WILL WORK: BONUS POOLS

A total target bonus is determined each year. Each SBU is allocated a portion of that target bonus pool based on the salaries in the SBU. The final pool paid out may be adjusted based on the SBU's own success in achieving its targeted MPM and on the

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company's success in meeting its total target. For employees in an SBU, eighty percent (80%) of the target bonus will be based on business unit performance and 20% on company performance. For employees in the corporate staff, bonuses will be based 100% on the total corporate performance.

MPM TARGET MET OR EXCEEDED

If both the SBU and the company exactly meet their MPM targets, the full amount in each target bonus pool will be distributed. If an SBU exceeds its targeted MPM, then the SBU portion of the SBU's bonus pool (80% of the total pool) will be larger. Depending on the success of the other SBUs, the company portion of the pool (20% of the total pool) may be larger as well. The bonus that exceeds target is considered to be EXCESS bonus. If an SBU surpasses its MPM target, half of the EXCESS bonus (that is, half of any amount OVER the target bonus pool) will be retained in the bonus pool to be paid along with the target bonus. The other half will be placed in a "bonus bank" and will be applied towards the actual bonus paid in the following year. The purpose of "banking" part of the excess is to encourage decisions that create long-term shareholder value rather than decisions that generate only short-term increases. Furthermore, the bank may help to smooth out payments over the years, minimizing the possibility of a zero bonus in any one year.

MPM TARGET NOT MET

If an SBU underperforms relative to its target MPM, then the bonus pool will be gradually reduced. In the worst case, if the SBU misses its target by a large enough amount, the bonus pool available to that SBU will be zero. The MPM at which the bonus payout would be zero is the MPM "floor." If a business unit falls below its floor, banked excess bonus from the previous year also is not paid out. The bonus pool for the corporate staff will be calculated in the same manner but will be based only on the total company performance.

DISTRIBUTION OF BONUS

An individual employee's bonus (if any) will be determined by the SBU leader and managers based on the level of the individual's contribution to the success of the SBU. Employees and managers should work together to set goals that will contribute to the SBU's success in meeting or exceeding its MPM target. Each employee's progress in meeting those goals will play a major role determining the bonus that employee should receive.

THE FINE PRINT

This plan is not a contract of employment, nor is any payment to a particular employee an indicator of such employee's work performance. The plan may be amended, modified, discontinued, or extended at any time, in the sole discretion of Morningstar's executive management, for any reason, including, but not limited to, a change in business conditions. The Plan is administered by the company's Human Resources department, which reserves the right to interpret the provisions of the plan in its sole discretion. Any questions about the Plan's design and its administration should be directed to a member of that department.